Exhibit 5.1

[Letterhead of Jones Walker, LLP]

November 16, 2015

Board of Directors
Parke Bancorp, Inc.
601 Delsea Drive
Washington Township, New Jersey 08080

RE:           Registration Statement on Form S-8:
Parke Bancorp Inc. Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Parke Bancorp, Inc., a New Jersey corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the issuance of up to 500,000 shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) pursuant to options and restricted awards granted under the Company’s 2015 Equity Incentive Plan (the “Plan”) as more fully described in the Registration Statement.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the New Jersey Business Corporation Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Jones Walker LLP

Jones Walker LLP